MAA Announces Acquisition

MEMPHIS, Tenn., Aug. 21, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Retreat at Lake Nona, an upscale 394-unit multi-family apartment community in Orlando, Florida.

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Retreat at Lake Nona is located only two miles from the emerging Medical City development, a new 600-acre science and technology park that is currently home to Sanford-Burnham Medical Research Institute, the University of Central Florida College of Medicine, and the MD Anderson Cancer Research Institute. Medical City will also soon see the opening of The University of Florida Academic & Research Center, Nemours Children's Hospital and the Orlando Veterans Affairs Medical Center. In addition to close proximity to Medical City, Retreat at Lake Nona residents enjoy easy access to two major commuter routes providing connection to several other regional employment and retail centers including the Central Florida Research Park, downtown Orlando, Orange County Convention Center and the Maitland Center Office Park.

The Retreat at Lake Nona community provides residents with a wide array of amenities including a resort-style pool, lighted tennis courts, a basketball court, outdoor grills, and fitness and business centers. The apartment homes average 1,069 square feet and offer nine foot ceilings, garden tubs and large walk-in closets.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are pleased to capture this opportunity to expand our operations and efficiencies in central Florida and expect Retreat at Lake Nona will generate an attractive investment return for shareholders."

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,828 apartment units focused on delivering full-cycle and superior investment performance throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com